Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the OMNOVA Solutions Inc. Second Amended and Restated 1999 Equity and Performance Incentive Plan of our reports dated January 27, 2009, with respect to the consolidated financial statements of OMNOVA Solutions Inc. included in its Annual Report (Form 10-K) for the year ended November 30, 2008, and the effectiveness of internal control over financial reporting of OMNOVA Solutions Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Akron, Ohio

October 2, 2009